Exhibit 99.1

Winnebago Industries, Inc.
Forest City, Iowa

Contact:	Sheila Davis Public Relations/Investor Relations Manager sdavis@winnebagoind.com 641/585-6803

WINNEBAGO INDUSTRIES TO RESTATE SECOND QUARTER AND YEAR-TO-DATE
FISCAL 2005 RESULTS

FOREST CITY, IOWA, May 17, 2005 — Winnebago Industries, Inc. (NYSE: WGO) today announced that it will restate its second quarter and year-to-date results for the periods ended February 26, 2005.
        During an internal review of the Company’s annual physical inventory, an error was found in a formula of an electronic spreadsheet. The error resulted in an overstatement of inventory and an understatement of cost of sales of $2,793,000. The restatement, net of income tax effect, will result in a reduction of net income during the 13 and 26 weeks ended February 26, 2005 of $1,795,000 or $.05 per diluted share.
        As a result, the Company’s previously issued financial statements for the 13 and 26 weeks ended February 26, 2005 should no longer be relied upon. Attached hereto are the Company’s unaudited consolidated balance sheet as of February 26, 2005, the Company’s unaudited consolidated statements of income for the 13 and 26 weeks ended February 26, 2005 and the Company’s unaudited condensed consolidated statement of cash flows for the 26 weeks ended February 26, 2005, reflecting (i) balances as reflected in the previously filed Form 10-Q for the quarter ended February 26, 2005, (ii) adjustments to reflect the overstatement of inventory valuation and understatement of cost of sales and (iii) balances as restated to the overstatement of inventory valuation and understatement of cost of sales. The restatements will not have any impact on the Company’s cash position at February 26, 2005 or its revenues for the periods affected.
        The Company intends to file a Form 10-Q/A for the quarter ended February 26, 2005 which will include restated consolidated financial statements as soon as practicable.
About Winnebago Industries
        Winnebago Industries, Inc. is the leading United States manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago and Itasca brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/html/company/investorRelations.html.

###

Exhibit 99.1

WINNEBAGO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEET

Dollars in thousands	February 26, 2005
ASSETS	Originally Reported	Adjustment		As Restated

CURRENT ASSETS

Cash and cash equivalents	$16,107	$	- - -	$16,107
Short-term investments	97,479		- - -	97,479
Receivables, less allowance for doubtful
accounts ($137 and $161, respectively)	27,677		- - -	27,677
Inventories	146,452		(2,793)	143,659
Prepaid expenses and other assets	5,035		- - -	5,035
Deferred income taxes	12,806		- - -	12,806

Total current assets	305,556		(2,793)	302,763

PROPERTY AND EQUIPMENT, at cost
Land	1,000		- - -	1,000
Buildings	58,490		- - -	58,490
Machinery and equipment	99,775		- - -	99,775
Transportation equipment	9,405		- - -	9,405

	168,670		- - -	168,670
Less accumulated depreciation	105,539		- - -	105,539

Total property and equipment, net	63,131		- - -	63,131

DEFERRED INCOME TAXES	25,228		- - -	25,228

INVESTMENT IN LIFE INSURANCE	21,686		- - -	21,686

OTHER ASSETS	14,492		- - -	14,492

TOTAL ASSETS	$430,093		$(2,793)	$427,300

Exhibit 99.1

WINNEBAGO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEET

Dollars in thousands, except par value	February 26, 2005
LIABILITIES AND STOCKHOLDERS’ EQUITY	Originally Reported	Adjustment		As Restated

CURRENT LIABILITIES

Accounts payable, trade	$40,894	$	- - -	$40,894
Income tax payable	11,650		(998)	10,652
Accrued expenses
Accrued compensation	16,107		- - -	16,107
Product warranties	13,152		- - -	13,152
Promotional	12,485		- - -	12,485
Self-insurance	7,971		- - -	7,971
Other	6,916		- - -	6,916

Total current liabilities	109,175		(998)	108,177

POSTRETIREMENT HEALTH CARE AND DEFERRED COMPENSATION BENEFITS	88,069		- - -	88,069

STOCKHOLDERS’ EQUITY
Capital stock, common, par value $.50; authorized
60,000,000 shares: issued 51,776,000 shares	25,888		- - -	25,888
Additional paid-in capital	15,871		- - -	15,871
Reinvested earnings	421,627		(1,795)	419,832

	463,386		(1,795)	461,591
Less treasury stock, at cost	230,537		- - -	230,537

Total stockholders’ equity	232,849		(1,795)	231,054

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$430,093		$(2,793)	$427,300

Exhibit 99.1

WINNEBAGO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

In thousands, except per share data
	Thirteen Weeks Ended February 26, 2005				Twenty-Six Weeks Ended February 26, 2005
	Originally Reported	Adjustment		As Restated	Originally Reported	Adjustment		As Restated
Net revenues	$239,359	$	- - -	$239,359	$505,492	$	- - -	$505,492

Cost of goods sold	207,305		2,793	210,098	433,374		2,793	436,167

Gross profit	32,054		(2,793)	29,261	72,118		(2,793)	69,325

Operating expenses
Selling	4,564		- - -	4,564	9,118		- - -	9,118
General and administrative	5,798		- - -	5,798	11,355		- - -	11,355

Total operating expenses	10,362		- - -	10,362	20,473		- - -	20,473

Operating income	21,692		(2,793)	18,899	51,645		(2,793)	48,852

Financial income	639		- - -	639	1,133		- - -	1,133

Income before income taxes	22,331		(2,793)	19,538	52,778		(2,793)	49,985

Provision for taxes	7,965		(998)	6,967	18,868		(998)	17,870

Net income	$14,366		$(1,795)	$12,571	$33,910		$(1,795)	$32,115

Income per share – basic	$0.43		$(0.06)	$0.37	$1.01		$(0.06)	$0.95

Income per share – diluted	$0.42		$(0.05)	$0.37	$0.99		$(0.05)	$0.94

Weighted average shares of common
stock outstanding
Basic	33,672			33,672	33,647			33,647

Diluted	34,254			34,254	34,224			34,224

Exhibit 99.1

WINNEBAGO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Dollars in thousands	Twenty-Six Weeks Ended February 26, 2005
	Originally Reported	Adjustment	As Restated

Cash flows from operating activities
Net income	$33,910	(1,795)	$32,115
Adjustments to reconcile net income to net cash provided by
operating activities
Depreciation and amortization	4,931	- - -	4,931
Tax benefit of stock options	687	- - -	687
Other	543	- - -	543
Change in assets and liabilities
Decrease (increase) in receivable and other assets	18,210	- - -	18,210
Increase in inventories	(15,719)	2,793	(12,926)
Increase in deferred income taxes	(3)	- - -	(3)
(Decrease) increase in accounts payable and accrued expenses	(3,419)	- - -	(3,419)
Increase in income taxes payable	7,316	(998)	6,318
(Decrease) increase in postretirement benefits	(249)	- - -	(249)

Net cash provided by operating activities	46,207	- - -	46,207

Cash flows (used in) provided by investing activities
Purchases of property and equipment	(4,178)	- - -	(4,178)
Purchases of short-term investments	(147,473)	- - -	(147,473)
Proceeds from the sale of short-term investments	101,094	- - -	101,094
Other	(365)	- - -	(365)

Net cash (used in) provided by investing activities	(50,922)	- - -	(50,922)

Cash flows used in financing activities and capital transactions
Payments for purchase of common stock	(1,787)	- - -	(1,787)
Payment of cash dividends	(4,712)	- - -	(4,712)
Proceeds from issuance of common and treasury stock	2,876	- - -	2,876

Net cash used in financing activities and capital transactions	(3,623)	- - -	(3,623)

Net decrease in cash and cash equivalents	(8,338)	- - -	(8,338)

Cash and cash equivalents – beginning of period	24,445	- - -	24,445

Cash and cash equivalents – end of period	$16,107	- - -	$16,107